                                                                   Exhibit 10.26

                              BEA SYSTEMS, INC.
                            EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT, is entered into as of November 2, 2001, between BEA Systems, Inc., a Delaware corporation (the "Company"), and William T. Coleman III ("Employee").

                                   RECITALS
                                   --------

          A. Employee entered into an Employment Agreement with the Company dated September 1, 1999 (the "1999 Agreement"). The parties intend that this Agreement shall supersede the 1999 Agreement in its entirety.

          B. Company desires to obtain the continued services of Employee, on its own behalf and on behalf of all existing and future Affiliated Companies (defined to mean any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company), and Employee desires to secure continued employment from the Company upon the following terms and conditions.

                                   AGREEMENT
                                   ---------

ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:

     1. Position, Period of Employment.
        ------------------------------

          (a) Period of Employment. The Company hereby employs Employee to
              --------------------
render services to the Company in the position and with the duties and responsibilities described in Section 1(b) for the period (the "Period of Employment") commencing on the date of this Agreement and ending on the earlier of (i) October 1, 2005; or (ii) the date Employee's employment or consultancy with the Company is terminated in accordance with Section 3 below.

          (b) Position. Employee shall currently serve as the Company's Chief
              --------
Strategy Officer ("CSO") (or in such other position(s) as the Board of Directors of the Company (the "Board") shall designate from time to time). Employee shall devote his full time and attention and his best efforts to the performance of the services customarily incident to such office and to the performance of such other services as may be reasonably requested by the CEO of the Company (the "CEO"). The Company shall retain full direction and control of the means and methods by which Employee performs the above services and of the place(s) at which such services are to be rendered. Employee shall also continue as Chairman of the Board of Directors, until his death, resignation or removal by the Board of Directors.

          (c) Other Activities. Except upon the prior written consent of the
              ----------------
Company as approved by the Board, Employee, during the Period of Employment, will not (i) accept any other

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employment; (ii) engage, directly or indirectly, in any other business activity
(whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position with that of the Company or any Affiliated Company, as determined in the sole discretion of the Board; or
(iii) engage in any work or business activity of any kind outside those of the Company but not including Employee's charitable or philanthropic activities. Notwithstanding the foregoing, Employee may provide advisory services to Warburg Pincus and its affiliated entities and portfolio companies during the Period of Employment; provided, that such services and entities are not competitive with, and do not place Employee in a competing position with that of, the Company or any Affiliated Company, as determined in the sole discretion of the Board, and that Employee has provided written notice to, and received the written approval of, the Board to provide such services. For purposes of this Agreement, "Affiliated Company" shall mean any person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Company.

     2. Compensation, Benefits, Expenses.
        --------------------------------

          (a) Compensation. In consideration of the services to be rendered
              ------------
hereunder, including, without limitation, services to any Affiliated Company, Employee shall be paid an annual salary of Five Hundred Thousand Dollars ($500,000.00), payable at the times and pursuant to the procedures regularly established, and as they may be amended, by the Company during the Period of Employment. This rate shall be reviewed in accordance with the Company's salary review practices, and adjusted in the sole discretion of the Board to reflect increases in the cost of living and such other increases as are awarded in accordance with the Company's regular salary review practices for giving salary increases to similarly situated employees.

          (b) Stock Options. Employee is eligible to receive options under the
              -------------
Company's 1997 Stock Incentive Plan (the "Option Plan") and such other option plans as the Company may from time to time adopt, as approved by the Board or a Committee (as defined in the Option Plan) thereof. As part of this Agreement, Employee shall be granted an option to purchase 1,000,000 shares of the Company's common stock pursuant to the Option Plan, twenty-five percent (25%) of the Shares subject to the Option Plan shall vest twelve months after the date of an Award (as defined in the Option Plan) (the "Vesting Commencement Date"), and 1/48th of the Shares subject to the Option Plan shall vest on each monthly anniversary of the Vesting Commencement Date thereafter. All such options are transferable to the extent provided in the agreement evidencing such stock option.

          (c) Bonus. During the Period of Employment, Employee shall be
              -----
eligible to participate in such bonus plans as the Company may from time to time adopt for the benefit of similarly situated employees of the Company. Employee's right to receive any such bonus shall be subject to the terms of any Company bonus plan for which he may become a participant and the terms determined by the Board or a Committee thereof designating him as a participant or granting him an Award thereunder. Employee's current annual target bonus is 100% of salary.

          (d) Vacation. During the Period of Employment, Employee shall be
              --------
entitled to vacation in accordance with the Company's vacation policies for similarly situated employees, as such policies may be amended from time to time.

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          (e) Benefits. During the Period of Employment, as he becomes eligible
              --------
therefor, the Company shall provide Employee with the right to participate in and to receive benefits from all present and future life, accident, disability, medical, pension, and savings plans and all similar benefits made available generally to similarly situated employees of the Company. The amount and extent of benefits to which Employee is entitled shall be governed by the specific benefit plan, as it may be amended from time to time.

          (f) Expenses. The Company shall reimburse Employee for reasonable
              --------
travel and other business expenses incurred by Employee in the performance of his duties hereunder in accordance with the Company's general policies, as they may be amended from time to time during the course of this Agreement.

     3. Termination of Employment.
        -------------------------

          (a) By Death. The Period of Employment shall terminate automatically
              --------
upon the death of the Employee; provided however that the Company shall pay to the Employee's beneficiaries or estate, as appropriate, the compensation to which he is entitled pursuant to Sections 2(a) and 2(c) and the benefits to which he is entitled pursuant to Section 2(e) shall continue through the end of the Period of Employment, on the same time schedule as if Employee were living. The level of bonus compensation payable pursuant to said Section 2(c) during each year following death of the Employee shall be 80% of the target bonus for Employee for the year of termination as determined by the Board. Thereafter, the Company's obligations hereunder shall terminate. Nothing in this Section shall affect any entitlement of the Employee's heirs to the benefits of any life insurance plan.

          (b) By Disability. If the Employee shall become "permanently
              -------------
disabled" as determined for purposes of the disability insurance policy provided by the Company for Employee, then, to the extent permitted by law, the Period of Employment shall terminate as of the date that Employee shall be deemed to have become "permanently disabled" for purposes of such disability insurance policy; provided, however, that the compensation to which Employee is entitled pursuant to Sections 2(a) and 2(c) and the benefits to which he is entitled pursuant to Section 2(e) shall continue through the end of the Period of Employment, on the same time schedule as if Employee were not "permanently disabled" (in each case under 2(a), 2(b) and 2(e) net of amounts paid to Employee pursuant to said disability insurance policy). The amount of bonus payable to Employee pursuant to this Section 3(b) shall be calculated in the manner set forth in Section 3(a) above. Thereafter, the Company's obligations hereunder shall terminate. Employee shall continue to receive benefits under any disability plan in which Employee is a participant to the extent permitted under the applicable plan.

          (c) By Company For Cause. The Company may terminate, without
              --------------------
liability, Employee's employment or consultancy for Cause (as defined below) at any time upon advance written notice to Employee as specified below with reasonable specificity of the details thereof. The Company shall pay Employee the compensation to which he is entitled pursuant to Section 2(a) through the end of the specified notice period and thereafter the Company's obligations hereunder shall terminate. For the purposes of this Section 3(c), "Cause" shall mean: (i) Employee's misconduct which could reasonably be expected to have a material adverse effect

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on the business and affairs of the Company, (ii) Employee's disregard of lawful instructions of the Company's Board of Directors which instructions are consistent with Employee's position and relate to the business of the Company or Employee's neglect of duties or failure to act, which, in each case, could reasonably be expected to have a material adverse effect on the business and affairs of the Company; (iii) Employee is convicted of, or pleads nolo contendere to, common law fraud, or a felony or criminal act against the Company or any Affiliated Company thereof or any of the assets of any of them;
(iv) the Employee's abuse of alcohol or other drugs or controlled substances, or conviction of a crime involving moral turpitude, or (v) Employee's material breach of any of the agreements contained herein or contemplated hereby. A termination pursuant to Section 3(c) (i), (ii), (iv) (other than as a result of a conviction of a crime involving moral turpitude), or (v) shall take effect 10 days after the giving of the notice contemplated hereby unless the Employee shall, during such 10-day period, remedy to the satisfaction of the Board of Directors of the Company the misconduct, disregard, abuse or breach specified of such notice; provided, however, that such termination shall take effect immediately upon giving of such notice if the Board of Directors of the Company shall have determined that such misconduct, disregard, abuse or breach is not remediable which determination shall be stated in such notice. A determination pursuant to Section 3(c) (iii) or (iv) (as a result of a conviction of a crime involving moral turpitude) shall take effect immediately upon giving of the notice contemplated hereby.

          (d) At Will by Employee. At any time and subject to Section 3(g)
              -------------------
below, Employee may terminate the Period of Employment with or without cause, on written notice to the Company. In the event Employee elects to terminate the Period of Employment pursuant to this Section 3(d), Employee shall give the Company not less than two (2) weeks notice of such termination. If the Employee terminates his employment pursuant to this Section 3(d), the Company shall pay Employee the compensation and benefits to which he is entitled pursuant to
Section 2(a) and Section 2(c) through the end of the notice period and thereafter all obligations of the Company shall terminate.

          (e) At Will by the Company. At any time, the Company may terminate
              ----------------------
the Period of Employment for any reason, without Cause, upon 24 hours written notice to the Employee. In the event the Company elects to terminate the Period of Employment pursuant to this Section 3(e), the Company shall retain Employee as a consultant to the Company for a period commencing on the date of such termination and continuing until the expiration of the Period of Employment (the "Consultancy Period"), during which time Employee agrees to be available to the Company (which may include availability via telephone) to consult with officers and directors regarding the business of the Company, whenever so requested, such consultancy work not to exceed 40 hours per week. Employee shall continue to receive payment of his compensation under Sections 2(a), 2(c) and 2(f) during the Consultancy Period and his benefits described in Section 2(e); provided that if (i) any of the events listed in paragraph (c) of this
Section 3 occur then the Company's obligations hereunder shall be governed in accordance with the applicable paragraph or (ii) Employee breaches Sections 3(h), 3(i) or 4 hereof, including a violation of his Proprietary Information and Inventions Agreement (described in Section 4 below), then all of the Company's obligations hereunder shall cease immediately. The amount of bonus payable to Employee pursuant to this Section 3(e) shall be calculated in the manner set forth in Section 3(a) above through the end of the Consultancy Period. Employee hereby agrees that the Company may dismiss him under this
Section 3(e) without regard (i) to any general or specific policies

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(whether written or oral) of the Company relating to the employment or termination of its employees, or (ii) to any statements made to Employee, whether made orally or contained in any document, pertaining to Employee's relationship with the Company. During the Consultancy Period, Employee agrees not to compete with the business of the Company during such Consultancy Period as set forth in Section 3(i) hereof.

          (f) Termination by Employee for Good Reason Following Corporate
              -----------------------------------------------------------
Transaction. At any time following a Corporate Transaction (as defined below)
-----------
and without limitation of Employee's rights under Section 3(d) above, Employee may terminate the Period of Employment for Good Reason (as defined below) on not less than two (2) weeks written notice to the Company. In the event of a termination by Employee for Good Reason pursuant to this Section 3(f), the Company shall retain Employee as a consultant to the Company for a period commencing on the date of such termination and continuing for two (2) years thereafter (in lieu of the Consultancy Period set forth in Section 3(e)) for the compensation and benefits and subject to all of the terms set forth in
Section 3(e) above (other than the term for such consultancy services. A termination by Employee shall be deemed to be for "Good Reason" if: (i) there is an assignment to the Employee of any duties materially inconsistent with or which constitute a material change in the Employee's position, duties, responsibilities, or status with the Company, or a material change in the Employee's position, duties, responsibilities, or status with the Company, or a material change in the Employee's reporting responsibilities, title, or offices; or removal of the Employee from or failure to reflect the Employee to any of such positions, except in connection with the termination of the Period of Employment for Cause, or due to disability or death; (ii) there is a reduction by the Company in the Employee's annual salary then in effect other than a reduction similar in percentage to a reduction generally applicable to similarly situated employees of the Company; or (iii) the Company acts in any way that would materially and adversely affect the Employee's participation in or materially reduce the Employee's benefit under any benefit plan of the Company in which the Employee is participating or deprive the Employee of any material fringe benefit enjoyed by the Employee except those changes generally affecting similarly situated employees of the Company.

          For purposes of this Agreement, a "Corporate Transaction" shall include any of the following transactions to which the Company is a party: (i) a merger or consolidation in which the Company is not the surviving entity and securities representing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to holder different from those who held such securities immediately prior to such merger;
(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company; or (iii) any reverse merger in which the Company is the surviving entity but in which securities representing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to holders different from those who held such securities immediately prior to such merger. In addition, a Corporate Transaction shall also include a Change of Control as such is defined in the Option Plan.

          (g) Company Right to Require Consulting Services. In the event of a
              --------------------------------------------
termination of the Period of Employment pursuant to Section 3 (c) or 3(d) above, the Company shall have the option, exercisable on written notice to Employee within twenty (20) days following such termination of the Period of Employment, to require Employee to provide consulting services upon the same terms provided in Section 3(e) above, including without limitation, Employee's duties not to compete with the Company as provided in
Section 3(i), except that: (i) the Company may thereafter terminate the Consultancy Period at any time on thirty (30) days notice to Employee; and (ii) the compensation payable to Employee during the Consultancy Period shall be equal to Employee's salary payable pursuant to Section 2(a) hereof as prorated and reduced to be equal to an hourly rate (assuming forty (40) hours work weeks and forty-eight (48) full weeks of service during a year), and Employee shall be so paid by the Company at such hourly rate for such consulting services based on the greater of: (i) the actual number of hours of consulting services provided by Employee; and (ii) ten (10) hours per calendar month; provided, that if the Company requires in excess of twenty (20) hours per week of consulting, then the Company shall compensate Employee and provide benefits and bonuses as if Employee is working full time during the Consultancy Period. The Company may require up to a maximum of forty (40) hours per week of consulting services. In the event that the Company requires less than forty (40) hours of consulting services per week, then the Company may not prevent Employee from accepting other employment or engaging in any work or other activity of any kind during the Consultancy Period provided that such employment, work or activity is not competitive with the business of the Company (as defined in Section 3(i) hereof) [or exceed [20] hours per week] and Employee may accept such other noncompetitive employment or engage in other noncompetitive work or business activities during the Consultancy Period. The Company acknowledges that once it chooses to require less than forty (40) hours per week of consulting services from Employee that the Company may not later, without Employee's consent, increase the consulting services required of Employee to forty (40) hours per week or restrict Employee's ability to accept other noncompetitive employment or engage in other noncompetitive work or activities without Employee's consent, which may be withheld in Employee's discretion.

          (h) Other Termination Obligations.
              -----------------------------

               (1) Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, computer files and data (including electronic correspondence), lists, blueprints, and other documents, or materials, or copies thereof, proprietary information, and equipment furnished to or prepared by Employee in the course of or incident to his employment, including, without limitation, records and any other materials pertaining to the Company's proprietary information, belong to the Company and shall be promptly returned to the Company upon termination of the Period of Employment. Following termination, the Employee will not retain any written or other tangible material (including materials containing computer files or data) containing any Proprietary Information or information pertaining to the Company's Proprietary Information.

               (2) Upon termination of the Period of Employment, the Employee shall be deemed to have resigned from all offices and directorships then held with the Company or any Affiliated Company.

               (3) Employee agrees that he will not, either directly or indirectly, for a period of two (2) years following the later of the termination of the Period of Employment or the termination of the Consultancy
Period: (i) contact, for purposes of soliciting employment, any employee of the Company; or, (ii) contact for the purpose of inducing any termination or breach

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of any contractual relationship with the Company, any individual or entity that has a contractual relationship with the Company.

          (i) Covenant not to Compete. During the Consultancy Period, Employee
              -----------------------
agrees not to compete with the business of the Company, anywhere within, from or into the countries listed in Exhibit A and from or into any additional countries where the Company does business at the time of termination of Employee's employment. For purposes of this Section 3(i), Employee shall be deemed to compete if he, as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engages or participates, or makes preparations to establish, any business that conducts the same or substantially the same business as or is competitive with the business which is conducted by the Company on the date of Employee's termination, including, without limitation, work relating to Encina, Unikix, CICS/9000, Enterprise Java, Web Services, Web Application Servers, Portal Software technologies and any activity engaged in by the Company during the twelve months immediately preceding the date of termination of the Period of Employment or any activity contemplated by the Company on the date of such termination. Nothing contained in this Section 3(i) shall be construed to prohibit Employee from purchasing and owning (directly or indirectly) up to one percent (1%) of the capital stock or other securities of any corporation or other entity whose stock or securities are traded on any national or regional securities exchange or the national over-the-counter market and such ownership shall not constitute a violation of this Section 3(i). In the event of a termination of the Period of Employment pursuant to Section 3(c) or 3(d) above, the Company shall have the option, exercisable on written notice to Employee within twenty (20) days following such termination of the Period of Employment, to require Employee to provide consulting services upon the same terms provided in Section 3(e) above, including without limitation, Employee's duties not to compete with the Company as provided herein.

     4. Proprietary Information Agreement. As a condition to his employment
        ---------------------------------
with the Company, Employee has executed and delivered a copy of the Company's standard form Employee Proprietary Information and Inventions Agreement in substantially the form of Exhibit B attached hereto and incorporated herein. Any breach by Employee of such agreement shall be deemed a breach of this Agreement for purposes of Section 3(c) hereof. Employee's obligations under such Employee Proprietary Information and Inventions Agreement shall survive any termination of the Period of Employment or this Agreement.

     5. Loan to Employee. The Company agrees to lend certain amounts to
        ----------------
Employee as provided below. The First Line of Credit (as defined below) will be evidenced by a full recourse promissory note in substantially the form attached hereto as Exhibit C-1.

          The Second Line of Credit (as defined below) will be evidenced by a secured full recourse promissory note in substantially the form attached hereto as Exhibit C-2.

          (a) Lines of Credit. Employee shall be or have been extended two(2)
              ---------------
lines of credit, the first for a maximum of Five Million Dollars ($5,000,000.00) (the "First Line of Credit") and the second for a maximum of Twenty-Five Million Dollars ($25,000,000.00) (the "Second Line of Credit").
All advances under the First Line of Credit are subject to the review of and approval by the Company's Chief Financial Officer. Funds shall be advanced upon written

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notice for funds by Employee to Company (the "Advance(s)"). Under the First
Line of Credit, all funds together with interest from the date of the Advance shall accrue at the applicable federal rate on the date of the Advance, compounded semiannually and shall be due and payable within ninety (90) days upon the earlier of (i) the date the prior 30 day average fair market value of a share of the Common Stock of the Company increases by at least 50% over the fair market value of a share of the Company's Common Stock on the date of the Advance and (ii) the date of termination of employment pursuant to Section 3. For purposes of this Section 5, the fair market value of a share of the Common Stock of the Company shall mean the closing price for a share for the last market trading day prior to the time of the determination (or, if no closing price was reported on that date, on the last trading date on which a closing price was reported) on the stock exchange determined by the Company to be the primary market for the Common Stock as reported in The Wall Street Journal or such other source as the Company deems reliable. Under the Second Line of Credit, all Advances together with interest at the rate of 6% per annum shall be secured by certain of Employee's real estate and other collateral as the Company shall request and be due and payable on the earlier to occur of (i) on or after November 2, 2002 upon ninety (90) days written demand and (ii) a Maturity Event (as defined in the promissory note evidencing the Second Line of Credit).

     6.      Additional Bonus. Provided that the employee continues to be
             ----------------
employed by the Company, an additional bonus amount will be paid at the end of each calendar quarter in the amount of $9,053.83 for the duration of this agreement.

     7.      Assignment; Successors and Assigns. Employee agrees that he will
             ----------------------------------
not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Employee's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above. Without limitation of the foregoing, any such successor in interest (including an entity which acquires substantially all the assets and the business of the Company) in such acquisition transaction or any Affiliated Company shall be bound by all of the terms and conditions of this Agreement.

     8.      Notices. All notices or other communications required or
             -------
permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

                                        BEA Systems, Inc.
                                        2315 North First Street
                                        San Jose, CA 95151

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                                        Attn: Chief Financial Officer

or to the Employee at:                  William T. Coleman III
                                        278 Alta Vista Ave.
                                        Los Altos, CA 94022

Notice of change of address shall be effective only when done in accordance with this Section.

     9.      Entire Agreement. The terms of this Agreement are intended by
             ----------------
the parties to be the final expression of their agreement with respect to the employment of Employee by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. The 1999 Agreement is superceded in its entirety by this Agreement.

     10.     Amendments; Waivers. This Agreement may not be modified, amended,
             -------------------
or terminated except by an instrument in writing, signed by the Employee and by a duly authorized representative of the Company other than Employee. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

     11.     Severability; Enforcement. If any provision of this Agreement, or
             -------------------------
the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. It is the intention of the parties that the covenants contained in Section 3(i) shall be enforced to the greatest extent in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts allegedly in breach of these covenants.

     12.     Governing Law. The validity, interpretation, enforceability, and
             -------------
performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

     13.     Employee Acknowledgment. Employee acknowledges (i) that he has
             -----------------------
consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

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     14.     Exclusive. Both parties agree that this Agreement shall provide the
             ---------
exclusive remedies for any breach by the Company of its terms.

             The parties have duly executed this Agreement as of the date first written above.

COMPANY:                                    EMPLOYEE:

BEA SYSTEMS, INC.

By:  /s/ William M. Klein                   /s/ William T. Coleman III
    ---------------------------             -----------------------------


Title:                                      William T. Coleman III
       ------------------------

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                                    EXHIBIT A
                                       To
                              EMPLOYMENT AGREEMENT

England
France
Germany
Japan
United States

                                    EXHIBIT B

                                  October, 2001

            EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

                                 (Rev. 9/23/98)

     In consideration of my employment by BEA Systems, Inc., a Delaware corporation (the "Company"), I hereby agree to certain restrictions placed by the Company on my use and development of information and technology of the Company, as more fully set out below.

1.   Proprietary Information.

     (a) Confidential Restrictions. I understand that, in the course of my work as an employee of the Company, I may have access to Proprietary Information (as defined below) concerning the Company. I acknowledge that the Company has developed, compiled, and otherwise obtained, often at great expense, this information, which has great value to the Company's business. I agree to hold in strict confidence and in trust for the sole benefit of the Company all Proprietary Information and will not disclose any Proprietary Information, directly or indirectly, to anyone outside of the Company, or use, copy, publish, summarize, or remove from Company premises such information (or remove from the premises any other property of the Company) except (i) during my employment to the extent necessary to carry out my responsibilities as an employee of the Company or (ii) after termination of my employment, as specifically authorized in writing by a duly authorized officer of the Company. I further understand that the publication of any Proprietary Information through literature or speeches must be approved in advance in writing by a duly authorized officer of the Company.

     (b) Proprietary Information Defined. I understand that the term "Proprietary Information" in this Agreement means all information and any idea whether disclosed to, learned by or developed by me, pertaining in any manner to the business of the Company or to the Company's affiliates, consultants, or business associates, unless
             (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or
             (iii) the information is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company. I understand that this definition includes information or ideas in any form, tangible or intangible, including without limitation, all documents, books, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be given to me by the Company (or any affiliate of it), as well as written or verbal instructions or comments. I further understand that the Company considers the following information to be included, without limitation, in the definition of Proprietary Information: (A) schematics, techniques, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, electronic codes, formulas and improvements; (B) information about costs, profits, markets, sales, customers, potential customers targeted by the Company and bids; (C) plans for future development and new product concepts, business marketing plans; and (D) corporate organization, personnel files, salary ranges and information about the compensation, equity and benefits provided to other employees.

     (c) Information Use. I agree that I will maintain at my work area or in other places under my control only such Proprietary Information that I have a current "need to know," and that I will return to the appropriate person or location or otherwise properly dispose of Proprietary Information once my need to know no longer exists. I agree that I will not make copies of information unless I have a legitimate need for such copies in connection with my work.

     (d) Prior Actions and Knowledge. I hereby represent and warrant that from the time of my first contact or communication with the Company I have held in strict confidence and in trust for the sole benefit of the Company all Proprietary Information and have not disclosed any Proprietary Information, directly or indirectly, to anyone outside of the Company, or used, copied, published, or summarized any Proprietary Information except to the extent permitted by
             Section 1(a) above. Except as disclosed on Schedule A to this Agreement, I do not know anything about the Company's business or Proprietary Information, other than information I have learned from the Company in the course of being hired.

     (e) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company's agreement with such third party) without the express written authorization of a duly authorized officer of the Company.

     (f) Interference with Business. I hereby acknowledge that pursuit of the activities forbidden by this paragraph 1(f) would necessarily involve the use or disclosure of Proprietary Information in breach of paragraph 1(a), but that proof of such breach would be extremely difficult. To forestall such disclosure, use, and breach, I agree that for the term of this Agreement and for a period of one (1) year after termination of my employment with the Company, I shall not, for myself or any third party, directly or indirectly (i) divert or attempt to divert from the Company (or any affiliate of it that might be formed) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers or (ii) solicit, recruit or encourage to leave their employment or recommend for employment any person employed by the Company. Furthermore, I agree that during the period of my employment with the Company I shall not engage in any business activity that is or may be competitive with the Company, except where I can prove that the action was taken without the use in any way of Proprietary Information. I understand that this paragraph 1(f) does not prevent me from working for a competitor following termination of my employment with the Company as long as I am able to and do comply with the provisions of this Agreement.

2.   Inventions.

     (a) Defined; Statutory Notice. I understand that during the term of my employment, there are certain restrictions on my development of technology, ideas, and inventions, referred to in this Agreement as "Invention Ideas." The term Invention Ideas means all ideas, processes, inventions, technology, designs, formulas, discoveries, patents, copyrights, and trademarks, and all improvements, rights, and claims related to the foregoing, that are conceived, developed, or reduced to practice by me alone or with others except to the extent that California Labor Code Section 2870 lawfully prohibits the assignment. I understand that Section 2870(a) provides:

             Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

               (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

               (2) Result from any work performed by the employee for the employer.

     (b) Disclosure. I agree to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company. I further agree that all information and records pertaining to any idea, process, invention, technology, design, formula, discovery, patent, copyright or trademark, that I do not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by me (alone or with others) during my period of employment or during the one-year period following termination of my employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact it is an Invention Idea subject to this Agreement.

     (c) Assignment. I agree to assign to the Company, without further consideration, my entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not copyrightable or patentable. In the event any Invention Idea shall be deemed by the Company to be copyrightable or patentable or otherwise registrable, I will assist the Company (at its expense) in obtaining letters patent or other applicable registrations thereon and I will execute all documents and do all other things (including testifying at the Company's expense) necessary or proper to accomplish such registrations thereon and to vest the Company with full title thereto. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if executed and delivered by me.

     (e) Exclusions. Except as disclosed in Schedule A attached hereto and incorporated herein, there are no ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or improvements to the foregoing, that I wish to exclude from the operation of this Agreement. To the best of my knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or improvements thereon, that is now in existence between me and any other person or entity.

     (a) License for Other Inventions. If, in the course of my employment, with the Company, I incorporate into Company property an invention owned by me or in which I have an interest, the Company is granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, modify, use and sell my invention as part of and in connection with the Company property.

     (e) Post-Termination Period. I acknowledge that because of the difficulty of establishing when something is first conceived or developed by me, or whether it results from access to Proprietary Information or the Company's equipment, facilities, and data, I agree that any idea, process, invention, technology, writing, program, design, formula, discovery, patent, copyright, or trademark, or any improvement, rights, or claims related to the foregoing, shall be presumed to be an

             Invention Idea if it is conceived, developed, used, sold, exploited, or reduced to practice by me or with my aid within one
             (1) year after my termination of employment with the Company. I can rebut the above presumption if I prove that the idea, process, invention, technology, writing, program, design, formula, discovery, patent, copyright, or trademark, or improvement, right or claim, is not an Invention Idea as defined in paragraph 2(a).

     (f) California Labor Code. I understand that nothing in this Agreement is intended to expand the scope of protection provided me by Sections 2870 through 2872 of the California Labor Code.

3. Former or Conflicting Agreements. During my employment with the Company, I will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. I represent and warrant that I have returned all property and confidential information belonging to all prior employers, if any. I further represent and warrant that my employment by the Company and my performance of the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with my obligations under this Agreement.

4. Government Contracts. I understand that the Company has or may enter into contracts with the government under which certain intellectual property rights will be required to be protected, assigned, licensed, or otherwise transferred and I hereby agree to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under any such government contracts.

5. Termination. I hereby acknowledge and agree that all personal property, including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials or copies thereof, all equipment furnished to or prepared by me in the course of or incident to my employment, and all Proprietary Information belong to the Company and will be promptly returned to the Company upon termination of my employment with the Company. Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Invention Idea. I understand that my obligations contained herein will survive the termination of my employment and that I will continue to make all disclosures required of me by paragraph 2(b). In the event of the termination of my employment, I agree, if requested by the Company, to sign and deliver the Termination Certificate attached as Schedule B hereto and incorporated herein. I agree that after the termination of my employment with the Company, I will not enter into any agreement that conflicts with my obligations under this Agreement and will inform any subsequent employers of my obligations under this Agreement.

2. NO IMPLIED EMPLOYMENT RIGHTS. I RECOGNIZE THAT NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO IMPLY THAT MY EMPLOYMENT IS

     GUARANTEED FOR ANY PERIOD OF TIME. EXCEPT AS OTHERWISE AGREED IN A WRITTEN AGREEMENT SIGNED BY A DULY AUTHORIZED OFFICER OF THE COMPANY, MY EMPLOYMENT IS FOR AN INDEFINITE DURATION, AND EITHER THE COMPANY OR I CAN TERMINATE OUR EMPLOYMENT RELATIONSHIP AT ANY TIME, WITHOUT NOTICE, AND FOR ANY REASON, WITH OR WITHOUT CAUSE.

6. Remedies. I recognize that nothing in this Agreement is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act and that I could face possible criminal and civil actions, resulting in imprisonment and substantial monetary liability, if I misappropriate the Company's trade secrets. In addition, I recognize that my violation of this Agreement could cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, thus, making any remedy at law or in damages inadequate. Therefore, I agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief the Company deems appropriate. This right shall be in addition to any other remedy available to the Company in law or equity.

7.   Miscellaneous Provisions.

     (a) Assignment. I agree that the Company may assign to another person or entity any of its rights under this Agreement.

     (b) Governing Law; Severability. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, void or unconscionable, such provision shall be enforced to the greatest extent permitted by law and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

     (c) Entire Agreement. The terms of this Agreement are the final expression of my agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement shall constitute the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

     (a) Amendment; Waivers. This Agreement can be amended or terminated only by a written agreement signed by a duly authorized officer of the Company and me. No failure to exercise or delay in exercising any right under this Agreement shall operate as a waiver thereof.

     (d) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of me, my heirs, executors, administrators, and successors, as well as the Company's successors and assigns.

     (e) Application of this Agreement. I hereby agree that my obligations set forth in Sections 1 and 2 hereof and the definitions of Proprietary Information and Invention Ideas contained therein shall be equally applicable to Proprietary Information and Invention Ideas relating to any work performed by me for the Company prior to the execution of this Agreement.

     I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY NOTED ON SCHEDULE A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, INVENTIONS, TECHNOLOGY, WRITINGS, PROGRAMS, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR TRADEMARKS, OR IMPROVEMENTS, RIGHTS, OR CLAIMS RELATING TO THE FOREGOING, THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

Date: 11/22/01                  /s/ William T. Coleman III
--------------                  --------------------------
                                    Employee Name

                                /s/ William T. Coleman III
                                --------------------------
                                    Employee Signature

                                   SCHEDULE A

                              EMPLOYEE'S DISCLOSURE

1. Proprietary Information. Except as set forth below, I acknowledge that at this time I know nothing about the business or Proprietary Information of BEA Systems, Inc., a Delaware corporation (the "Company"), other than information I have learned from the Company in the course of being hired:
     __________________________________________________________________________
     __________________________________________________________________________
     __________________________________________________________________________
     __________________________________________________________________________
     __________________________________________________________________________

2. Prior Inventions. Except as set forth below, there are no ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or any claims, rights, or improvements to the foregoing, that I wish to exclude from the operation of this Agreement:______________________________________________
     __________________________________________________________________________
     __________________________________________________________________________
     __________________________________________________________________________
     __________________________________________________________________________
     __________________________________________________________________________
     __________________________________________________________________________
     __________________________________________________________________________
     __________________________________________________________________________

Date: 11/21/01               /s/ William T. Coleman III
     ---------               ----------------------------
                                   Employee Name

                              /s/ William T. Coleman III
                              ---------------------------
                                   Employee Signature

                                   SCHEDULE B

                       TERMINATION CERTIFICATE CONCERNING
                                BEA SYSTEMS, INC.
                     PROPRIETARY INFORMATION AND INVENTIONS

     This is to certify that I have returned all personal property of BEA Systems, Inc., a Delaware corporation (the "Company"), including, without limitation, all source code listings, books, manuals, records, mod els, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.

     I further certify that I have reviewed the Employee Proprietary Information and Inventions Agreement signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the reporting of any idea, process, invention, technology, writing, program, design, formula, discovery, patent, copyright, or trademark, or any improvement, rights, or claims related to the foregoing, conceived or developed by me and covered by the Agreement and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company. This certificate in no way limits my responsibilities or the Company's rights under the Agreement.

     On termination of my employment with the Company, I will be employed by ___________ [Name of New Employer] [in the __________ division] and I will be working in connection with the following projects:

                        [generally describe the projects]

_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________

Date:______________                  _________________________
                                          Employee Name

                                     _________________________
                                          Employee Signature